Exhibit 10.19

GENERAL MOTORS COMPANY

SALARY STOCK PLAN

Section 1. Purpose. The purpose of the General Motors Company Salary Stock Plan is to compensate participating Employees and Eligible Directors in a manner that is consistent with the Company’s obligations under the ARRA and under the terms of the Treasury Agreement. Capitalized terms used in the Plan shall have the definitions set forth in Section 9 of the Plan.

Section 2. Administration. The Plan shall be administered by the Committee. The Committee shall have full discretionary power and authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to (i) select the Employees and Eligible Directors to whom Awards may be granted hereunder; (ii) determine the amount of base salary to be delivered in the form of an Award hereunder; (iii) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property, and (iv) interpret and administer the Plan, and establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan.

Section 3. Shares Subject to the Plan.

(a) Subject to the provisions of Section 3(c) below, the aggregate number of Shares with respect to which Awards may be granted under this Plan shall not exceed 10,000,000 Shares1. Awards granted under the Plan that are settled in cash will not count against the approved Share reserve.

(b) Any Shares delivered in settlement of Awards hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

(c) In the event of any merger, reorganization, consolidation, re-capitalization, stock split or reverse stock split, stock dividend, extraordinary cash dividend, or other change in corporate structure affecting the Company’s Shares, the Committee shall make such adjustments in the aggregate number of Shares which may be delivered under this Plan and the number of Shares subject to Awards granted under this Plan (provided the number of Shares subject to any Award shall always be a whole number), as may be determined to be appropriate by the Committee in order to prevent unintended enhancement or diminution of the benefits or potential benefits intended to be conferred on Participants pursuant to Awards granted hereunder.

(d) For avoidance of doubt, Shares which are tendered or withheld to pay tax withholding obligations arising from the grant, or settlement of an Award will not again become available for grant under the terms of this Plan.

[1]	This number is expected to be 2% of common stock outstanding. The share authorization for the equity incentive plan will be “linked” such that the 2% basket will supply both plans.

Section 4. Eligibility. Any Employee or Eligible Director shall be eligible to be selected as a Participant.

Section 5. Restricted Stock Units.

(a) Salary Stock. The Committee has the power to grant Restricted Stock Unit Awards to Participants on each Issue Date. Units are valued by reference to a designated number of Shares. An RSU Award shall be subject to the terms and conditions set forth in this Section 5.

(b) Vesting. All RSUs granted hereunder shall be vested and nonforfeitable upon grant thereof.

(c) Form of Settlement. Each RSU shall be settled by delivery of one Share. If a settlement date for any RSU, as provided in Section 5(d), occurs prior to the date which is six months following the consummation of an initial public offering of Shares, the RSU shall be settled by the delivery of the Fair Market Value of a Share as of the applicable anniversary date of grant, in cash.

(d) Settlement. (i) Except as set forth in Section 5(d)(iii), one third of the RSUs granted on any Issue Date will be settled on each of the second, third and fourth anniversaries of the Issue Date thereof, provided that, if permitted under Section 409A of the Code, each installment will be redeemable one year prior to such applicable anniversary if on such prior anniversary the Company has certified the amount of repayments of its TARP obligations made to the U.S. Treasury.

(ii) If a Participant’s employment terminates as a result of his or her death or Disability prior to the settlement date(s) applicable to his or her RSUs, all RSUs then held by such Participant will be settled as soon as is practicable after the date of termination of employment.2 The form of settlement shall be as provided in Section 5(c).

(iii) RSUs granted on any Issue Date occurring in 2009 shall be deemed to have been issued, nunc pro tunc, in equal amounts on March 31, 2009, June 30, 2009, September 30, 2009 and December 31, 2009 and shall be settled on the second, third and fourth anniversaries of such deemed issue dates, or in each case one year earlier as provided in Section 6(d)(i).

(e) No Rights of a Shareholder. No holder of any Award shall have any rights to dividends or any other rights of a stockholder with respect to Shares subject to the Award prior to becoming the record owner of such Shares.

[2]

Note: the term sheet states that payment will be accelerated on any 409A payment event, which would include termination of employment for any reason (not just death, disability). Is this intended? Note that if that is not the intention, the six month delay provision is unnecessary.

Section 6. Amendments, Termination and Recoupment.

(a) The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however; that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with the rules of the New York Stock Exchange or such other exchange as may constitute from time to time the principal trading market for the Company’s Shares, and (ii) the consent of the affected Participant, if such action would materially impair the rights of such Participant under any outstanding Award.

(b) The Committee may delegate to another committee, as it may appoint, the authority to take any action consistent with the terms of the Plan, either before or after an Award has been granted, which such other committee deems necessary or advisable to comply with any government laws or regulatory requirements of a foreign country, including, but not limited to, modifying or amending the terms and conditions governing any Awards, or establishing any local country plans as sub-plans to this Plan. In addition, under all circumstances, the Committee may make non-substantive administrative changes to the Plan so as to conform with or take advantage of governmental requirements, statutes or regulations.

(c) The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall materially impair the rights of any Participant without his or her consent.

(d) Notwithstanding any provision of this Plan to the contrary, any RSUs granted hereunder, and any amount of cash or Shares delivered in settlement thereof to a Participant under this Plan is subject to being called for forfeiture or repayment to the Company as may be determined by the Committee, (i) if the Participant holding such Award or receiving such cash or Shares engages or has engaged or indicates an intention to engage in an act (or omission to act) that causes or has the potential to cause tangible or intangible damage or injury to the Company in a non-trivial manner or to a non-trivial degree, and (ii) as may be directed by the Special Master.

(e) If any provision of the Plan or any Award is invalid or unenforceable in any jurisdiction, (i) such provision shall be modified or eliminated, but only to the extent necessary to eliminate such invalidity or unenforceability and (ii) such invalidity, unenforceability, modification or elimination shall not affect the validity or enforceability of such provision in any other jurisdiction and shall not affect the validity or enforceability of any other provision of the Plan or any Award.

Section 7. General Provisions.

(a) An Award may not be sold, exercised, pledged, assigned, hypothecated, transferred, or disposed of in any manner. For the avoidance of doubt, upon settlement of any Award, the cash or Shares delivered will not be subject to this restriction.

(b) Neither the Award nor any benefits arising out of this Plan shall constitute part of a Participant’s employment or service contract with the Company or any Subsidiary and,

accordingly, except as provided in Section 6(a) and (c) above, this Plan and the benefits hereunder may be terminated at any time in the sole discretion of the Company without giving rise to liability on the part of the Company or any Subsidiary for severance payments.

(c) No Employee shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants under the Plan.

(d) Nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment or service contract or confer or be deemed to confer on any Employee or Participant any right to continue in the employ or service of, or to continue any other relationship with, the Company or any Subsidiary or limit in any way the right of the Company or any Subsidiary to terminate an Employee’s employment or a Participant’s service at any time, with or without cause.

(e) All Shares delivered under the Plan pursuant to any Award shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares may be then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any certificates or other indicia of ownership of such Shares to make appropriate reference to such restrictions.

(f) No Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would comply with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

(g) The Company and its Subsidiaries shall be authorized to withhold from any Award granted or payment due under the Plan the amount of withholding taxes due in respect of an Award or payment hereunder and to take such other action as may be necessary in the opinion of the Company or its Subsidiaries to satisfy all obligations for the payment of such taxes. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by delivery of or transfer of Shares to the Company (to the extent the Participant has owned the surrendered Shares for more than six months if such a limitation is necessary to avoid a charge to the Company for financial reporting purposes), or by directing the Company to retain Shares (up to the minimum required tax withholding rate to the extent such limitation is necessary to avoid a charge to the Company for financial reporting purposes) otherwise deliverable in connection with the Award.

(h) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

(i) The provisions of the Plan shall be construed, regulated and administered according to the laws of the State of Delaware without giving effect to principles of conflicts of law, except to the extent superseded by any controlling Federal statute.

(j) Awards may be granted to Participants who are foreign nationals or employed outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees employed in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy; provided, however, that amendments deemed necessary under this Section 7(j) may not be made without stockholder approval or Participant approval, if such approval is required by Section 6. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees on assignments outside their home country.

(k) If the Company shall have any unpaid claim against the Participant arising out of or in connection with such Participant’s employment with the Company, such claim may be offset against Awards under this Plan. Such claim may include, but is not limited to, unpaid taxes or corporate business credit card charges.

(l) Notwithstanding any provision of this Plan, no Plan elections, modifications or distributions will be allowed or implemented if they would cause the Participant to be subject to tax (including interest and penalties) under Section 409A of the Code. The settlement of Awards hereunder may be delayed up to six months following a Participant’s termination of employment if the Participant is a “specified employee” for purposes of such Section 409A, and such delay is necessary to avoid the imposition of tax (including interest and penalties) under Section 409A.

Section 8. Term of Plan. The Plan shall terminate on the day after the date when all Awards hereunder are settled in accordance with the terms of the Plan, unless sooner terminated by the Board pursuant to Section 6.

Section 9. Definitions. As used in the Plan, the following terms shall have the meanings set forth below:

(a) “ARRA” shall mean the American Recovery and Reinvestment Act of 2009.

(b) “Award” shall mean an award hereunder of Restricted Stock Units.

(c) “Board” shall mean the Board of Directors of the Company.

(d) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, and any reference to any section of the Code shall also include any successor provision thereto.

(e) “Committee” shall mean the Executive Compensation Committee of the Board, its named successor, or such other persons or committee to whom the Board has delegated any authority, as may be appropriate.

(f) “Company” shall mean General Motors Company, a Delaware Company, or its successor.

(g) “Disability” shall mean the Participant is unable to engage in any gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months

(h) “Eligible Director” shall mean a director of the Company who is providing services above and beyond his or her responsibilities as a director, at the request of the Board.

(i) “Employee” shall mean any individual who is employed by the Company or any Subsidiary who is classified by the Company as an executive or who is in the group of employees whose compensation structure or compensation is subject to approval by the Special Master.

(j) “Fair Market Value” shall mean the value of a Share, determined as follows: prior to the establishment of when-issued trading of the Shares on a national securities exchange, as determined by the Committee in its discretion; and after the establishment of when-issued trading of the Shares on a national securities exchange, the average of the high and low trading (or when-issued trading) prices for the Shares as reported on such national securities exchange for the applicable date or, if no such prices are reported for that date, the average of the high and low trading (or when-issued trading) prices on the immediately preceding date for which such prices were reported.

(k) “Issue Date” shall mean (i) for 2009, any date after November 1, 2009 on which salary or compensation to be paid in RSUs hereunder is paid to the Participant in accordance with the Company’s payroll practices from time to time and (ii) for 2010 and subsequent years, the last business day of each calendar quarter, beginning with March 31, 2010.

(l) “Participant” shall mean an Employee or Eligible Director who is selected by the Committee to receive an Award under the Plan.

(m) “Plan” shall mean this General Motors Company Salary Stock Plan.

(n) “Restricted Stock Unit” or “RSU” shall mean any unit granted pursuant to and described in Section 5.

(o) “Shares” shall mean shares of the common stock of the Company, $0.01 par value.

(p) “Special Master” shall mean the Office of the Special Master for TARP Executive Compensation, established by the Secretary of the U.S. Treasury under the ARRA.

(q) “Subsidiary” shall mean (A) a Company of which capital stock having ordinary voting power to elect a majority of the board of directors of such company is owned, directly or indirectly, by the Company or (B) any unincorporated entity in respect of which the Company can exercise, directly or indirectly, comparable control.

(r) “Unit” shall mean a Restricted Stock Unit or RSU.

(s) “U.S. Treasury” shall mean the United States Department of the Treasury.

(t) “Treasury Agreement” shall mean the Secured Credit Agreement among the Company, the U.S. Treasury, and the guarantors named therein dated July 10, 2009 as it may be subsequently restated or amended.